AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

July 6, 2006

The American Stock Exchange LLC (the “Exchange” or “Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

  GREENMAN TECHNOLOGIES, INC.

Common Stock, $0.01 Par Value

Commission File Number – 001-13776

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with:

(a)

Section 1003(a)(i) of the Amex Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years;

(b)

Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years;

2.

The Common Stock of GreenMan Technologies, Inc. (the “Company”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred net losses as follows:

Fiscal years ended

 September 30,

Net Income/(loss)

2005

($15,172,000)

2004

($2,645,000)

2003

($2,983,000)

2002

$1,018,000

2001

$803,000

Six months ended

March 31, 2006

($2,687,000)

(b)

At March 31, 2006, the Company reported cash and cash equivalents of $212,590, a shareholders’ deficit of $11,373,000 and a working capital deficit of $11,574,000.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

By letter dated February 14, 2006, the Company was advised of its status in relation to the standards of the Exchange and offered an opportunity to present a plan in support of continued listing (the “Plan”).  Specifically, the Company was not in compliance with Section 1003(a)(i) of the Company Guide. The Exchange’s letter also advised the Company that it would need to regain compliance with the Exchange’s continued listing standards within a period of twelve months from the Company’s receipt of the letter.

(b)

The Company submitted its plan of compliance (the “Plan”) by letter dated March 14, 2006. Subsequently, the Company’s Form 10-KSB for the fiscal year ended September 30, 2005, filed on April 20, 2006, indicated that the Company had fallen below an additional continued listing standard.  Specifically, the Company was not in compliance with Section 1003(a)(ii) of the Company Guide. Consequently, the Exchange rejected the Plan as it did not make a reasonable demonstration of the Company’s ability to regain compliance with Section 1003(a)(i) of the Company Guide within the required timeframe and therefore determined that the Company’s common stock did not qualify for continued listing. This determination, along with the Company’s right to appeal, was communicated to the Company by letter dated April 25, 2006.  The Company was also notified that, in accordance with Sections 1203 and 1009(d) of the Company Guide, it could appeal Staff’s determination no later than May 2, 2006 by requesting an oral or written hearing before a Listing Qualifications Panel of the Amex Committee on Securities (the “Panel”).

(c)

By letter dated April 28, 2006, the Company appealed Staff’s determination and requested an oral hearing and a hearing was scheduled for June 6, 2006.

(d)

By letter dated June 7, 2006, the Exchange notified the Company of the Panel’s decision to deny the Company’s appeal for continued listing of its common stock on the Amex and to authorize delisting proceedings.  The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request that the Exchange’s Committee on Securities review the Panel’s decision within fifteen days.

(e)

The Company did not appeal the Panel’s decision to the Committee on Securities.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Charles E. Coppa, Chief Financial Officer of the Company.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC